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Tellium, Inc.

(Name of Registrant as Specified In Its Charter)

Zhone Technologies, Inc.

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Frequently Asked Questions

(FAQs)

[LOGO OF ZHONE]	[LOGO OF TELLIUM]

Merger

of

Tellium, Inc.

and

Zhone Technologies, Inc.

July 28, 2003

Tellium / Zhone Merger	Frequently Asked Questions

This document is intended to address most commonly asked questions regarding the merger announcement. The intended audience includes reporters, investors and analysts.

Part One – Strategic Questions

Part Two – Organizational / People

Part Three – Financial

Part Four – Process

Part Five – Key Contacts

Part Six – Product and Evolution Plans

1.	STRATEGIC QUESTIONS

1.1	What are you announcing today?

Zhone Technologies, Inc. and Tellium, Inc. have entered into a definitive agreement to merge the two companies.

1.2	What are the key terms of the merger agreement?

Under the terms of the agreement, the stockholders of Zhone will receive shares, options and warrants representing 60% of the combined company’s outstanding fully-converted shares as of closing. The shares, options and warrants held by the current stockholders of Tellium will represent the remaining 40% of the combined company’s outstanding fully-converted shares.

The exact number of shares to be received by stockholders of Zhone (to be issued by Tellium) will be calculated based on the number of Tellium fully-converted shares outstanding as of Closing.

The proposed stock-for-stock transaction would be accounted for as a purchase and is intended to qualify as tax-free to the stockholders of both Tellium and Zhone.

1.3	Who is Zhone Technologies?

Overview:

Zhone’s strategy combines existing solutions with Zhone’s internally developed intellectual property to create a portfolio of scalable next-generation network products supporting a rich array of voice, data, video, and entertainment services. The company was founded by the senior management team that grew telecommunications pioneer Ascend Communications, Inc., from its startup roots to the multi-billion-dollar company acquired by Lucent Technologies (NYSE: LU) in June 1999.

What are Zhone’s products?

Zhone’s advanced networking solutions include:

–	Single Line Multi-Service architecture (SLMS™);
–	Multi-Access Line Concentrator (MALC)
–	Broadband AccessNode (BAN™);
–	RAPTOR™ ATM/IP DSLAM
–	FlexBand™ Multi-service port;
–	Sechtor™ universal voice gateway;
–	Z-Edge™ access products; and
–	Zhone Management System (ZMS™);

Tellium / Zhone Merger	Frequently Asked Questions

–	AccessNode™ and Universal Edge™ 9000 products, acquired from Nortel Networks—NYSE/TSE: NT);

What are Zhone’s addressable markets—size, growth?

Zhone products are targeted at the multi-billion dollar access network market. Our products allow carriers to provide high-speed links necessary to deliver voice, data, video, and broadcast television services. In North America, the access network is projected to be the fastest growing segment of the $40+ billion annual capital expenditure by telephone companies over the next three years. (RHK Telecom Economics Annual Forecast—April 03)

How does Zhone sell and distribute its products? Geographic mix?

Zhone focuses its sales efforts in carrier sales (large global communications service providers), North American sales (independent operating companies, cable MSOs, wireless service providers, OEMs) and international sales (international PTTs). Zhone products are deployed on six continents at over 250 carrier customers. The majority of revenues are from North America with installations at 8 of the top 10 North American carriers.

Who are Zhone’s competitors?

Many companies offer products or services that address particular aspects of the features and functions that the Zhone products provide. Zhone’s primary competitors include Advanced Fibre (AFC), Alcatel, and Lucent.

What are Zhone’s revenues?

Net sales for the quarter ended June 30, 2003 were $20.5 million, an increase of 20% from net sales of $17.1 million for the quarter ended March 31, 2003. For the quarter ended June 30, 2003, net loss applicable to holders of common stock on a Generally Accepted Accounting Principles (GAAP) basis, was $4.7 million, compared with $6.8 million for the quarter ended March 31, 2003.

Who are Zhone’s shareholders?

Zhone began operations in September 1999 having attracted a $500 million funding commitment from initial investors including Kohlberg Kravis Roberts & Company, Texas Pacific Group, New Enterprise Associates, CalPERS and Madison Dearborn.

For more information about Zhone and its products, please visit the Zhone Web site at www.Zhone.com or e-mail info@zhone.com.

1.4	Zhone has been acquisitive in the past. Is this the strategy for the future?

Zhone has acquired eight companies in the past four years and intends for the combined company to continue its strategy of acquiring best-in-class companies and resources to accelerate its market share growth and to access the best available talent with focused efforts on specific areas of the access network.

1.5	What is the strategic fit between the companies?

The merger of Tellium and Zhone creates a collective customer base that includes some of the world’s largest carriers while at the same time bringing each company’s current customers advanced new access and transport offerings which provide a bridge between existing copper-based loops and fiber optics.

With this transaction, Zhone and Tellium customers will benefit not only from the combined service and support strength of the combined company, but also from the availability of a more comprehensive product portfolio addressing a broad range of network solution requirements.

Tellium / Zhone Merger	Frequently Asked Questions

–	BRINGS THE COMBINED COMPANY A HEALTHY REVENUE STREAM AND A STRONG BALANCE SHEET

–	PROVIDES SERVICE PROVIDERS WITH COMPREHENSIVE SOLUTIONS FOR LOCAL, METRO AND LONG DISTANCE SERVICES AS THEIR NEEDS CONVERGE

–	BRINGS EACH OTHER’S CURRENT CUSTOMERS ADVANCED NEW ACCESS AND TRANSPORT OFFERINGS WHICH PROVIDE A BRIDGE BETWEEN EXISTING COPPER-BASED LOOPS AND FIBER OPTICS

–	FACILITATES GROWTH THROUGH BOTH INTERNAL DEVELOPMENT AND PROVIDES A CURRENCY FOR ADDITIONAL ACQUISITIONS

–	CREATES A COLLECTIVE CUSTOMER BASE THAT INCLUDES SOME OF THE WORLD’S LARGEST CARRIERS

1.6	Will the combined entity remain in the optical switching business?

Both Zhone and Tellium participate in the optical systems market today. Zhone is a leading vendor of optical access systems. Tellium competes in the optical switching market. The combined company will continue to evaluate business opportunities in each of the optical access, metro and core markets. Development efforts will be funded appropriate to the market opportunity including plans to introduce new products following the closing of the merger. The combined company will similarly evaluate opportunities to incorporate Tellium’s optical switching and network management technology into the optical access market.

1.7	Will you continue to sell products under both the Zhone and Tellium brand names?

For the moment, we intend to continue selling each company’s products under their current brand names. As part of the integration process, we will review the combined company branding strategy.

1.8	Why did Tellium choose to merge with Zhone rather than sell or liquidate?

The merger of Tellium and Zhone provides the combined entity with the products, customers, and financial strength to accelerate growth and achieve long-term profitability. The collective customer base includes some of the world’s largest carriers and the transaction brings each other’s customers advanced new access and transport offerings which provide a bridge between existing copper-based loops and fiber optics. The combined company will enjoy a significant revenue stream and a strong balance sheet to facilitate further growth through both internal development and acquisition.

1.9	If a merger, why Zhone? Why not some other company?

A merger with Zhone presents a compelling combination of products, customer relationships and management strength and expertise. Zhone is a leading vendor of access products that support a rich array of voice, data, video and entertainment services. Zhone’s customers include many of the world’s largest carriers. Zhone’s management team has a proven track record, having built Ascend into a multi-billion dollar company acquired by Lucent in June 1999 and more recently created and built Zhone into a successful and tenacious competitor in the growing market for communications access products.

Tellium / Zhone Merger	Frequently Asked Questions

1.10	Did Tellium talk to other potential partners?

In 2002, Tellium’s board of directors retained Morgan Stanley to assist the company in a review of strategic alternatives. As part of that process, Tellium evaluated and discussed various strategic alternatives with other partners. The background to the merger and review of the process undertaken by Tellium will be more fully described in the Joint Proxy/Prospectus statement to be mailed to each company’s shareholders.

1.11	Why did Zhone choose to merge with Tellium – Is this a strategic merger or a balance-sheet merger?

Zhone chose to merge with Tellium to increase its financial strength, provide an attractive stock currency for future acquisitions and employee retention, and to broaden its product and technology offering to include Tellium’s optical switching and network management technology.

1.12	How was the exchange ratio calculated for the transaction? How did you arrive at the ownership split?

The ownership split in the combined company—and therefore the exchange ratio—reflects the relative values of both companies. We arrived at the ownership split based on a comprehensive series of discussions and negotiations that took place over time. Importantly, both sides expect that the benefit of this combination will come through the long-term upside of the stock of the combined company, not in the nominal Tellium stock price at closing.

1.13	When will the transaction be finalized?

The merger is subject to the approval of Tellium and Zhone stockholders and the appropriate regulatory agencies as well as other customary closing conditions. Certain shareholders of Zhone and Tellium have entered into voting agreements agreeing to vote in favor of the merger.

Following receipt of regulatory approvals, including SEC approvals, Zhone and Tellium will convene special meetings of their respective stockholders to vote on the merger. Time, location and other details regarding these meetings will be communicated to stockholders at a later date.

The transaction is expected to close in the Fall of 2003.

2.	ORGANIZATION / PEOPLE

2.1	What will be the name of the combined entity?

Immediately after the closing of the merger, the combined company’s name will become Zhone Technologies, Inc.

2.2	Who will run the combined company? What about other executive roles?

Mr. Mory Ejabat, current chairman and chief executive officer of Zhone, and formerly chief executive officer of Ascend Communications, will become chairman and chief executive officer of the combined company.

Tellium / Zhone Merger	Frequently Asked Questions

Ms. Jeanette Symons, current chief technology officer and vice president of Engineering of Zhone, will become CTO of the combined company. Mr. Kirk Misaka, current chief financial officer of Zhone, will become CFO of the combined company.

2.3	How will the company board be organized?

The combined board will be increased to nine positions, seven of which will be designated by Zhone and two of which will be designated by Tellium.

2.4	Will Tellium’s management be continuing with the combined company?

Roles and responsibilities for members of Tellium’s current management will be determined based on an evaluation of the combined company’s business and opportunities. After a transition period Harry Carr, Tellium’s chairman and CEO, and Michael Losch, Tellium’s CFO, Secretary and Treasurer, are not expected to be a part of the combined company’s leadership team.

2.5	Are departing executives receiving retention or severance payments?

Details on the compensation arrangements for Tellium will be more fully described in the Joint Proxy/Prospectus statement to be mailed to each company’s shareholders.

2.6	What are the current headcounts of Tellium and Zhone?

As of July 24, 2003, Tellium had 177 employees and Zhone had 240 employees.

2.7	Will there be headcount reductions? If so, what is the magnitude and where will they come from?

Our primary financial goal post-transaction is to reach cash flow break-even as soon as possible following the close of the merger. However, as we are currently finalizing our plans detailing the magnitude and location of those changes, providing greater detail at this time would be premature.

2.8	Will you be converting Zhone options into Tellium options?

Zhone options and warrants will be assumed by Tellium and converted based upon the transaction exchange ratio into options and warrants to acquire Tellium common stock.

2.9	Where will the headquarters be?

The combined company will be headquartered in Oakland, California and will maintain significant operations and development centers in Ottawa, Ontario, Canada; Alpharetta, Georgia; Oceanport, NJ; Beaverton, OR; and Lowell, MA.

2.10	How will the combined operations be integrated? How long will it take?

Zhone has a proven track record of integrating facilities, employees and technology, having acquired and successfully integrated eight companies in the last four years. The company plans on completing all major integration activities within several months following closing.

Tellium / Zhone Merger	Frequently Asked Questions

3.	FINANCIAL

3.1	What is Zhone’s current operating performance? Revenues? Gross Margin? Operating income?

Net sales for the quarter ended June 30, 2003 were $20.5 million, an increase of 20% from net sales of $17.1 million for the quarter ended March 31, 2003. For the quarter ended June 30, 2003, net loss applicable to holders of common stock on a Generally Accepted Accounting Principles (GAAP) basis, was $4.7 million, compared with $6.8 million for the quarter ended March 31, 2003.

3.2	What is Zhone’s current capitalization? Cash, debt, shareholders equity?

Please refer to Zhone’s press release issued July 28, 2003 “ZHONE ANNOUNCES SECOND QUARTER FINANCIAL RESULTS”, for details on Zhone’s current financials as of June 30, 2003.

3.3	What are the combined company operation projections? When will the combined company achieve break-even?

The combined company intends to be profitable as soon as possible. Preliminary analysis indicates that operational breakeven could be achieved as early as the first half of 2004 based on current business plans. The transition team, however, has not completed its analysis and it is always difficult to predict future market conditions and business changes that may impact future performance.

3.4	What amount of synergies are you projecting? From where?

We are projecting that the merger will allow the combined company to realize substantial cost savings. We are also anticipating, but not counting on the fact, that the combined company can leverage the combined customer base to achieve incremental sales. Our primary financial goal post-transaction is to reach cash flow break-even as soon as possible following the close of the merger. However, as we are currently finalizing our integration plans, providing greater detail at this time would be premature.

3.5	Will there be a restructuring charge? How much? For what?

We will spend time transitioning the business immediately following the close of the deal. As those transition plans become finalized, the combined company will determine whether it is appropriate for us to record a restructuring charge consistent with GAAP.

3.6	What is happening to the Tellium management loans?

Current management loans are not affected by the terms of the merger agreement.

Tellium / Zhone Merger	Frequently Asked Questions

4.	PROCESS

4.1	When will the transaction close?

The merger requires shareholder approval by both Zhone and Tellium shareholders and must also be reviewed by government anti-trust authorities. We hope to be able to close the merger in the fall of 2003.

4.2	What about shareholder approval?

The merger is subject to shareholder approval by both Zhone and Tellium shareholders. In conjunction with entering into the merger, shareholders of Zhone owning approximately 69% of the shares outstanding (on an as-converted basis of preferred into common) and shareholders of Tellium owning approximately 9% of the shares outstanding have agreed to vote their shares in favor of the merger.

4.3	What regulatory hurdles do you expect to face? Have you talked to regulatory agencies yet?

The merger is subject to review by government anti-trust authorities. While we have not yet approached the regulatory agencies, we do not expect there to be any regulatory hurdles.

4.4	When did you begin to seriously negotiate the deal?

While the two companies have been aware of one another for some time, we began discussing the deal approximately two months ago. The background to the merger and review of the process undertaken will be more fully described in the Joint Proxy/Prospectus to be mailed to each company’s shareholders.

4.5	Why a fixed ownership ratio (fixed exchange ratio) at closing rather than a fixed price?

As both sides believe that the benefit of this combination will come through the long-term growth of the combined company, not in the nominal Tellium stock price at closing, both sides chose a fixed ownership ratio (fixed exchange ratio) at closing.

4.6	Is there a collar?

No.

4.7	How many Tellium shares will Zhone shareholders receive? What is the implied valuation for Zhone?

Tellium has about 134 million fully-converted shares outstanding (including over two million options expiring in August). Based on the 60/40 ownership split that has been agreed to, Tellium would anticipate issuing approximately 197 million fully-converted shares (assuming the Tellium options referred to above expire out of the money in August). The final number of fully-converted shares will depend on Tellium’s fully-converted shares outstanding as of closing.

Based on Tellium’s closing stock price of $0.91 on Friday, July 25, 2003 and 134 million Tellium fully-converted shares outstanding as of July 25, 2003 (including over two million options expiring in August), Tellium’s fully-converted equity market

Tellium / Zhone Merger	Frequently Asked Questions

capitalization is $122 million. This would imply a fully-converted valuation for Zhone of approximately $179 Million. This notional value for Zhone will fluctuate up and down with movements in Tellium’s stock price over time.

4.8	What effect (on the overall cost of the transaction) would a change in Tellium’s share price have on the deal?

A change in Tellium’s share price would change the implied valuation for Zhone. However, it would not change the fixed ownership of the combined entity held by Tellium or Zhone shareholders.

4.9	How will the transaction be financed?

The transaction is a stock for stock merger. No external financing will be needed to consummate the transaction.

4.10	How will the transaction be accounted for? How much goodwill will be created?

The transaction will be accounted for using the purchase method of accounting. The exact amount of goodwill, and the amount and nature of any write-offs or charges, will be calculated following closing.

4.11	Is there a break-up fee? Are there deal protection mechanisms?

The transaction has customary deal protection features for transactions of this type, including a break-up fee of $3MM payable in certain circumstances.

4.12	Are you concerned that a third party will bid for either company?

We think this is a compelling strategic combination with significant benefits for our shareholders and customers. We do not expect any additional bidders.

4.13	Where will the stock be traded? What will be the ticker symbol??

We anticipate the combined company ticker symbol will change to ZHNE and will be traded on the NASDAQ.

4.14	Will the company implement a reverse split?

The resulting merger will result in a large number of shares. In order to reduce the share count and to achieve a share price to comply with NASDAQ listing requirements, the merger agreement allows for a reverse split of the combined company. The ratio has not yet been determined, but approval has been granted by both boards recommending ratios of between 4:1 and 10:1. Tellium has already received shareholder approval to allow a reverse split within this range.

4.15	Who were financial advisors to the transaction?

Tellium retained Morgan Stanley to assist the company in the transaction. Zhone retained Credit Suisse First Boston and Lehman Brothers.

Tellium / Zhone Merger	Frequently Asked Questions

5.	KEY CONTACTS

5.1	Who can I contact for more information?

TELLIUM	ZHONE
Headquarters: 2 Crescent Place, Oceanport, New Jersey, USA 07757-0901 Tel: (732) 923-4100	Headquarters: 7001 Oakport Street Oakland, California, USA 94621 Phone: (510) 777-7000

Investors Jenniffer Collins Tel: 866-696-TELM (8356) or +1 703-797-0229 (outside the USA) Fax: +1 732-923-9805 Email: investor@tellium.com	Investors Christen Chesel Tel: +1 510-777-7013 Fax: +1 510-777-7001 Email: investor-relations@zhone.com

Media Mike Deshaies Tel: +1 732-923-4160 Fax: +1 732-483-3280 Email: mdeshaies@tellium.com	Media David Markowitz Tel : +1 510-777-7020 Fax : +1 510-777-7001 Email: dmarkowitz@zhone.com

6.	PRODUCT & EVOLUTION PLANS

6.1	Will existing products continue to be sold and supported?

The combined company will continue to support all of its product lines and existing customer installed base—however—support logistics may vary based upon contractual arrangements between Tellium, Zhone and individual customers.

There will be no changes to the current call flows for technical support and RMA.

6.2	How does this announcement affect products and services that have already been purchased?

Repair & return for repair

The combined company will continue to perform this function for all currently supported Zhone and Tellium products.

Warranty

Current warranty obligations will transfer to the new combined company. The new company will establish new after warranty service contracts with customers.

Customer Service

The combined company will support all products seamlessly through the closing of the transaction. Engineering and support staffs from both companies will continue employment with the combined company to continue to support these products.

Tellium / Zhone Merger	Frequently Asked Questions

Sales

The combined company will continue to sell the Aurora and StarNet products to customers. Zhone will be continuing development of new products to address the metro market.

New Orders

Upon completion of the transaction, all new orders will be taken for fulfillment by the combined company.

Training

The combined company will continue to honor all training obligations in accordance with previously stated policies.

6.3	Does the Company have plans to continue to enhance capabilities of the Aurora and StarNet products and to complete development of new products?

The combined company intends to move forward with the development and delivery of new products expanding its optical switching offerings beyond the core of the network. Specific dates regarding the introduction of new products will be determined by product integration teams at a later date.

6.4	How will existing CSRs be handled?

Customers should see no change. The combined company will continue to support the entire product portfolio. CSRs will be kept open and continue to be worked.

6.5	How will this transaction affect the current and future deployment of Aurora and StarNet products?

Tellium’s merger with Zhone ensures customers of continued supply and service for industry-leading optical network technology. Customers familiar with this product line can continue to plan and deploy with the new combined company and are provided with a broader range of products and services from the combined company.

Additional Information About the Merger:

Tellium and Zhone plan to file a Joint Proxy Statement/Prospectus with the Securities and Exchange Commission (SEC) in connection with the merger. Any offer of securities will only be made pursuant to the Joint Proxy Statement/Prospectus. In addition, Tellium and Zhone will file other information and documents concerning the merger and their respective businesses with the SEC. WE URGE INVESTORS TO REVIEW THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER INFORMATION TO BE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These documents will be available without charge on the SEC’s web site at www.sec.gov and may be obtained without charge from the SEC at telephone number 800-SEC-0330. A free copy of the final Joint Proxy Statement/Prospectus may also be obtained from Tellium and Zhone. INVESTORS SHOULD READ THE JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS.

The officers and directors of Tellium and Zhone may have interests in the merger, some of which may differ from, or may

Tellium / Zhone Merger	Frequently Asked Questions

be in addition to, those of the stockholders of Tellium and Zhone generally. A description of the interests that the officers and directors of the companies have in the merger will be available in the Joint Proxy Statement/Prospectus.

In addition, Tellium and Zhone, their respective officers, directors and certain other members of their management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Tellium and Zhone in favor of the merger. Information about the officers and directors of Tellium and their ownership of Tellium securities is set forth in the proxy statement for Tellium’s 2003 Annual Meeting of Stockholders filed with the SEC on April 30, 2003. Information about the officers and directors of Zhone and their ownership of Zhone securities is set forth in Zhone’s Registration Statement on Form 10 filed with the SEC on April 30, 2003, as amended. Investors may obtain more detailed information concerning the participants by reading the Joint Proxy Statement/Prospectus when it is filed with the SEC.

Forward-Looking Statements

This document contains forward-looking statements, including forward-looking statements regarding the amount and timing of synergies that may be achieved in connection with the merger, the strength of the combined company’s balance sheet following the merger, the degree to which the combined company will alter the competitive landscape in its industry, prevailing market conditions and the combined company’s ability to successfully fulfill its customers’ needs. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include the possibility that the merger may not close, the failure of the combined company to retain key employees, the failure of the combined company to manage the cost of integrating the businesses and assets of Tellium and Zhone, general economic conditions, the pace of spending and timing of economic recovery in the telecommunications industry and in particular the optical networks industry, the combined company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, and higher than anticipated expenses the combined company may incur in future quarters. In addition, please refer to the risk factors contained in Tellium’s SEC filings, including, without limitation, Tellium’s most recent Quarterly Report on Form 10-Q filed with the SEC on May 13, 2003, and in Zhone’s SEC filings, including, without limitation, Zhone’s Registration Statement on Form 10 filed with the SEC on April 30, 2003, as amended.

For more information, please visit www.tellium.com or www.zhone.com or contact:

Tellium, Inc.	Zhone Technologies, Inc

Investors Jenniffer Collins Tel: 866-696-TELM (8356) or +1 703-797-0229 (outside the USA) Fax: +1 732-923-9805 Email: investor@tellium.com	Investors Christen Chesel Tel: +1 510-777-7013 Fax: +1 510-777-7001 Email: investor-relations@zhone.com

Media Mike Deshaies Tel: +1 732-923-4160 Fax: +1 732-483-3280 Email: mdeshaies@tellium.com	Media David Markowitz Tel : +1 510-777-7020 Fax : +1 510-777-7001 Email: dmarkowitz@zhone.com

Tellium is a trademark of Tellium, Inc. Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders. Copyright 2003 Zhone Technologies, Inc., and Tellium Inc. All rights reserved.